Exhibit 23(a)
[Letterhead of KPMG]

KPMG LLP
345 Park Avenue
New York, NY 10154
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Citigroup Inc.:
We consent to the incorporation by reference of our report of Citigroup Inc. and subsidiaries (“Citigroup”) dated February 27, 2009, in Post-Effective Amendment No. 1 to Form S-3 (“the Registration Statement”) relating to the Safety First Trust Series 2006-1, Safety First Trust Series 2007-1 through Safety First Trust Series 2007-4 and Safety First Trust Series 2008-1 through Safety First Trust Series 2008-5 Principal-Protected Trust Certificates filed by Citigroup Inc. and Citigroup Funding Inc., with respect to the consolidated balance sheets of Citigroup as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 2008 and 2007. We also consent to the incorporation by reference of our report dated February 27, 2009 with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, and to the reference to our firm under the heading “Experts” in the Registration Statement. The aforementioned report with respect to the consolidated financial statements of Citigroup refers to changes, in 2007, in Citigroup’s methods of accounting for fair value measurements, the fair value option for financial assets and financial liabilities, uncertainty in income taxes and cash flows relating to income taxes generated by a leveraged lease transaction.
/s/ KPMG LLP
July 17, 2009